                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [ ]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

                           Michigan Rivet Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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                           MICHIGAN RIVET CORPORATION

                                 --------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 28, 2000


         The Annual Meeting of Shareholders of Michigan Rivet Corporation, a Michigan corporation, will be held at the offices of Michigan Rivet Corporation, 13201 Stephens Road, Warren, Michigan 48089, on Friday, April 28, 2000 at 11:00 a.m., Detroit time, for the following purposes:

         (a) To elect nine directors to hold office until the next Annual Meeting of Shareholders or until their successors are elected and qualified; and

         (b) To transact such other business as may properly come before the meeting or any adjournment thereof.

         You are invited to attend the meeting. However, if you do not expect to attend in person, you are urged to execute and return immediately the enclosed proxy which is solicited by the Board of Directors of the Company. The proxy is revocable and will not affect your right to vote in person if you attend the meeting.


                                              By Order of the Board of Directors



                                              CLARK V. STEVENS, Secretary

Warren, Michigan
March 17, 2000

                           MICHIGAN RIVET CORPORATION

                                 PROXY STATEMENT
                    ANNUAL MEETING TO BE HELD APRIL 28, 2000

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Michigan Rivet Corporation (the "Company") of proxies to be used at the Annual Meeting of Shareholders to be held on April 28, 2000 at the executive offices of the Company. The mailing address of the principal executive offices of the Company is 13201 Stephens Road, Warren, Michigan 48089. This Proxy Statement and the enclosed proxy were first sent or given to the shareholders on or about March 17, 2000.

         The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, the Company will reimburse brokerage houses and other nominees for their expenses incurred in sending proxies and proxy material to the beneficial owners of shares held by them. A proxy may be revoked by the person executing it at any time before it is exercised. A proxy may be revoked by filing with the Secretary of the Company a written revocation; by giving another proxy bearing a later date than the proxy being revoked; or by attending and voting at the Annual Meeting in person.

         Only shareholders of record at the close of business on February 18, 2000 will be entitled to vote at the meeting. On that date 638,525 shares of Common Stock were issued and outstanding. Each shareholder is entitled to one vote for each share of Common Stock held by the shareholder. Shares cannot be voted at the meeting unless the holder is present in person or represented by proxy. A majority of the outstanding shares of the Company, represented in person or by proxy, shall constitute a quorum at the meeting.

                             PRINCIPAL SHAREHOLDERS

         The following persons beneficially owned shares of the Common Stock of the Company in the amounts and percentages shown as of December 31, 1999, and are the only persons known to the Company to own beneficially more than 5% of the Common Stock. The determination of beneficial ownership was made in accordance with Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, which specifies that a beneficial owner includes "any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:
(1) Voting power which includes the power to vote, or direct the voting of, his or her shares, and/or (2) Investment power which includes the power to dispose, or to direct the disposition of" his or her shares. The nature of beneficial ownership is sole voting and investment power except as otherwise indicated in the footnotes to the table.

                                                                                AMOUNT AND
                                                                                NATURE OF                 PERCENT
         NAME AND ADDRESS                                                       BENEFICIAL                  OF
         OF BENEFICIAL OWNER                                                    OWNERSHIP                 CLASS
         -------------------                                                    ---------                 -----
Dottice E. Stade (1)                                                              212,937                  33.1%
  13201 Stephens Road, Warren, Michigan 48089

Kermit L. Knuppenburg (2)                                                         155,265                  24.2%
  13201 Stephens Road, Warren, Michigan 48089

Frank C. Bellisario (3)                                                            40,389                   6.3%
  38014 Rockhill, Clinton Township, Michigan 48036

Ronald M. Bellisario                                                               41,899                   6.6%
 4964 Deer Creek Circle N., Washington, MI 48094

Doreen E. Paulson (4)                                                              35,679                   5.6%
  47952 Liberty Drive, Shelby Twp., Michigan 48315
----------------------------



(1) Dottice E. Stade is the sister of Kermit L. Knuppenburg and wife of William B. Stade, Chairman of the Board and a director of the Company. The shares shown as beneficially owned by Mrs. Stade include 2,266 shares owned by Mr. Stade.

(2) Includes 11,960 shares held jointly with Mr. Knuppenburg's spouse and 475 shares which Mr. Knuppenburg has the right to acquire under the Company's 1999 Director Stock Purchase Plan.

(3)      Does not include 2,200 shares owned by Mr. Bellisario's wife.

(4)      Does not include 4,200 shares owned by Mrs. Paulson's husband.

                              ELECTION OF DIRECTORS

         Nine directors will be elected at the meeting, each to hold office until the next Annual Meeting of Shareholders or until his or her successor is elected and has qualified. The following table sets forth information regarding the nine nominees for election to the Board of Directors. All of the nominees are currently directors of the Company, elected at the 1999 Annual Shareholder's Meeting and have served as directors since first elected as such.

         Directors shall be elected by a plurality of the votes cast at the Annual Meeting. Shares represented by proxies in the accompanying form received by the Board of Directors will be voted at the Annual Meeting (or any adjournment thereof) as directed in the proxies. Unless a shareholder directs otherwise, signed proxies (including signed proxies which fail to direct how they are to be voted) will be voted for the election of the nine nominees named below and an equal number of votes will be cast for each nominee. If, as a result of circumstances not known or foreseen, any of such nominees shall be unavailable to serve as a director, such proxies will be voted for the election of such person or persons as the Board of Directors may select. In no event will the proxies be voted for more than nine nominees.

                                                                                                DIRECTOR
                                                                                              CONTINUOUSLY
NAME AND AGE                                  PRINCIPAL OCCUPATION                               SINCE
------------                                  --------------------                               -----

William B. Stade, 62                        Chairman of the Board                                1971

Clark V. Stevens, 66                        Attorney at Law, Clark V. Stevens, P.C.,             1974
                                            St. Clair Shores, Michigan

Charles E. Blank, 62                        Chief Executive Officer,                             1977
                                            Air-Way Manufacturing,
                                            Olivet, Michigan, manufacturer of
                                            steel fittings for hydraulic systems

Kermit L. Knuppenburg, 58                   Vice President, Select Sales, Inc.,                  1994
                                            Mt. Clemens, Michigan, a
                                            manufacturer's representative; Vice
                                            Chairman of the Board of the Company

William P. Lianos, 63                       President, Treasurer and                             1993
                                            Chief Executive Officer of the
                                            Company

Anthony W. Livorine, 72                     Retired Vice President of Sales,                     1993
                                            Textron, Townsend Division



Anthony J. Caputo, 56                       President, Caputo Brosnan, P.C.                      1994
                                            Warren, Michigan, attorneys

Howard W. Burdett, 60                       Principal, Northwoods Financial Center               1999
                                            Oscoda, Michigan

Gen. Earl T. O'Loughlin, 69                 General (Retired),                                   1999
                                            United States Air Force


         All of the nominees have been engaged in the principal occupation listed above for at least the last five years except as follows:

         William B. Stade became Chairman of the Board effective August 1996. He served as President of the Company from 1992 until February 16, 2000, when he resigned as President due to health reasons.

         William P. Lianos served as Executive Vice President and Chief Operating Officer of the Company from February, 1994 until February 16, 2000. Following the resignation of Mr. Stade as President of the Company on February 16, 2000, the Board of Directors elected Mr.
         Lianos as President and Treasurer of the Company.

         Clark V. Stevens is affiliated with Clark V. Stevens, Professional Corporation, which provided services to the Company during the fiscal year ended October 31, 1999, and the Company expects to retain such firm to perform legal services during the current fiscal year.

         Howard W. Burdett has been a principal of Northwoods Financial Center, Oscoda, Michigan, since September, 1996. Northwoods Financial Center provides investment advisory and investment management services. From September, 1994 to August, 1996, Mr. Burdett was Vice President and Treasurer of Aluminum Company of America. From July, 1993 to August, 1994, Mr. Burdett was President and Chief Executive Officer of Dorinco Reinsurance Company.

         General Earl T. O'Loughlin, USAF, has been a director of Amcast Industrial Corp., a New York Stock Exchange listed company, since December, 1987. General O'Loughlin, retired, was the Commander of the United States Air Force Logistics Command at Wright-Patterson AFB, Ohio, from September, 1984 until August, 1987. General O'Loughlin is also chairman of the Board of Directors of Huron Community Bank, East Tawas, Michigan and a director of Straits Corp., Bay City, Michigan and Aeronca Aerospace Corp., Middletown, Ohio.

         Anthony J. Caputo serves on the Board and has been nominated at the express request of Ronald M. Bellisario on behalf of the Bellisario family shareholders.

         William B. Stade and Kermit L. Knuppenburg are brothers-in-law. There are no other family relationships between any of the directors or executive officers of the Company. None of the directors for the Board serves as a director of another publicly owned company, other than General O'Loughlin with respect to Amcast Industrial Corp.

         The Board of Directors has established a Compensation Committee, which is presently comprised of Messrs. Blank, Stevens, and Knuppenburg. The Compensation Committee reviews and recommends to the Board the salaries of all officers of the Company and remuneration of the directors.

         The Board has also established an Executive Committee, composed of Messrs. Stevens, Stade and Livorine, to oversee management of the Company. The Company's executive officers report to this Committee.

         The Board has also established a Search Committee, composed of Messrs. Stevens Knuppenburg and Lianos, to find a potential successor to the Chief Executive Officer.

         The Board has also established a Public Market Committee, composed of Messrs. Burdett, Caputo, Knuppenburg, O'Loughlin and Stade, to explore option for enhancing stockholder value.

         The Board has not established a nominating committee, nor has the Board established an audit committee or similar committee. In these matters, the Board of Directors acts as a committee of the whole.

         During the fiscal year ended October 31, 1999, the Board met five times, the Compensation Committee met one time, and the Public Market Committee met one time. The Executive Committee met monthly during the year.

                               EXECUTIVE OFFICERS

         The following table sets forth information concerning the persons who served as executive officers of the Company during fiscal year ended October 31, 1999.


         NAME AND AGE                                OFFICE AND LENGTH OF SERVICE
         ------------                                ----------------------------

         William B. Stade, 62               Chairman of the Board since August 1996 and President since
                                            April 1992.  Prior thereto, Executive Vice President since
                                            1971.

         Clark V. Stevens, 66               Secretary since 1977.

         William P. Lianos, 63              Executive Vice President since 1994 and Treasurer since
                                            1986. Prior thereto, Vice President since 1991.


         Each of the executive officers serves at the pleasure of the Board of Directors. Background information regarding Messrs. Stade, Stevens and Lianos is set forth under "Election of Directors." On February 16, 2000, Mr. Stade resigned as President of the Company for health reasons and Mr. Lianos was elected as President and Treasurer of the Company. Also on that date, the Board of Directors elected Kevin P. Sullivan as Vice President and General Sales Manager.

                        SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth information with respect to the beneficial ownership of shares of the Company's Common Stock by all persons who served as members of the Board of Directors during the fiscal year ended October 31, 1999, all nominees for the Board, the named executive officers and all directors and officers of the Company as a group, calculated as of December 31, 1999. The nature of beneficial ownership is sole voting and investment power except as otherwise indicated in the footnotes to the table.


                                                               NUMBER                   PERCENT
                                                              OF SHARES                 OF CLASS
                                                              ---------                 --------

         William B. Stade (1)                                   2,741                      *
         Clark V. Stevens (2)                                  14,695                    2.3%
         Charles E. Blank                                       1,448                      *
         William P. Lianos (3)                                  3,495                    1.0%
         Anthony W. Livorine                                    1,875                      *
         Kermit L. Knuppenburg (4)                            155,265                   24.2%
         Anthony J. Caputo                                        475                      *
         Howard W. Burdett                                        475                      *
         Gen. Earl T. O'Loughlin                                  475                      *
                                                              -------                   ----

         All directors, nominees and
         executive officers as a group
         (9 persons)                                          180,944                   28.1%
                                                              =======                   ====


----------------------
*        Less than 1%

(1)      See footnote 1 under "Principal Shareholders".

(2) Includes 3,120 shares held jointly with Mr. Stevens' spouse; and 11,100 shares held individually by Mr. Stevens.

(3)      Shares are held jointly with Mr. Lianos' spouse.

(4)      Includes 11,960 shares held jointly with Mr. Knuppenburg's spouse.

(5) The above totals include, for each director, 475 shares which the director is entitled to purchase pursuant to the Company's 1999 Director Stock Purchase Plan adopted December 16, 1999.

                             EXECUTIVE COMPENSATION

                 Summary of Cash and Certain Other Compensation

         The following table sets forth the cash compensation paid by the Company as well as other compensation paid or accrued during the Company's last three fiscal years to (i) the Chief Executive Officer of the Company and (ii) each of the executive officers of the Company whose annual compensation exceeded $100,000.



                         SUMMARY COMPENSATION TABLE (1)
--------------------------------------------------------------------------------

         NAME AND PRINCIPAL                                      ANNUAL                   ALL OTHER
             POSITION                       YEAR              COMPENSATION              COMPENSATION(2)
             --------                       ----              ------------              ---------------

         William B. Stade                   1999                $162,584                  $ 63,995
         Chief Executive Officer            1998                 150,500                    44,262
                                            1997                 150,500                    29,885

         William P. Lianos                  1999                 187,083                   167,177
         Executive Vice President,          1998                 169,750                   126,094
         Treasurer                          1997                 154,167                    82,236


(1) Cash compensation does not reflect Messrs. Stade's and Lianos' use of Company automobiles, the individual amounts of which did not exceed 10% of the compensation paid to either executive officer and the aggregate amount of which did not exceed 10% of the total compensation paid to all executive officers as a group.

(2) All other compensation includes contributions made by the Company on behalf of the named executive officers under the Company's 401(k) plan and bonuses paid under the Company's Incentive Compensation Plan.

ANNUITY, PENSION OR RETIREMENT BENEFITS

                    ANNUAL BENEFIT EXAMPLES AT AGE 65 IN 1999
              BASED UPON YEARS OF SERVICE THROUGH DECEMBER 15, 1989

         AVERAGE
         EARNINGS              10               15                20                25               30
         --------          ---------        ---------         ---------         ---------        ---------

         $ 40,000          $ 3,200          $ 4,800           $ 6,400           $ 8,000          $ 9,600
          105,000            8,400           12,600            16,800            21,000           25,200
          170,000           13,600           20,400            27,200            34,000           40,800
          235,000           18,800           28,200            37,600            47,000           56,400
          300,000           24,000           36,000            48,000            60,000           72,000


         The Company's Salaried Employee Pension Plan is a qualified non-contributory defined benefit pension plan which is intended to be qualified under the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code of 1986, as amended (the "Plan"). In December 1988, the Board of Directors approved the termination of the Plan and additional benefits ceased accruing effective December 15, 1989 (the "Termination Date"). On June 29, 1990, the Company received approval from the Internal Revenue Service to terminate the Plan and Plan assets were used to purchase annuities to cover the accrued benefits of all Plan participants payable upon the employee's retirement at age 65 or upon early retirement on or after age 55. The Plan provided optional early retirement benefits, provided that the participant had attained age 55 and completed at least ten years of service with the Company, although after termination of the Plan, the participant no longer needs to complete ten years of service with the Company to receive early retirement benefits. The Plan covered all full-time employees (except certain employees whose employment is governed by a collective bargaining agreement) who completed one year of service (at least 1,000 hours) and attained the age of 21 years or completed three years of employment. Generally, monthly payments based upon years of credited service and the employee's yearly earnings are payable to or on behalf of each covered employee upon such employee's retirement.

         Benefits were calculated at 8/10 of 1% of annual earnings for each credited year of service after the effective date of the Plan. Annual earnings under the Plan were defined as gross earnings as reflected on an employee's Form W-2. The maximum yearly pension benefit is the smallest of: (a) the benefits credited to the employee under the benefit formula; or (b) 100% of the employee's average yearly earnings (if over $10,000), in the three consecutive years of highest earnings; or (c) the maximum yearly pension benefit under the Plan ($98,064 as of the Termination Date). Benefits are fully vested after ten years.

         Mr. Stade has 17 credited years of service under the Plan and Mr. Lianos has 7 years of credited service. The benefits payable under the Plan are not subject to deduction for Social Security or other offset amounts. Estimated annual benefits payable as a life annuity upon retirement at age 65 to persons retiring in 1998 are shown in the table above according to "average earnings" (calculated as provided in the Plan) and "years of service" (as defined in the Plan).

         The Company makes a voluntary contribution to the Salaried Employees 401(k) Plan. The contribution in fiscal year 1999 amounted to $161,000, distributed based upon employee base compensation.

COMPENSATION OF DIRECTORS

         During the fiscal year ended October 31, 1999, directors (other than those who are also officers or employees of the Company) were paid a $5,000 annual retainer in addition to $1,000 for each Board of Directors meeting attended. A $2,000 monthly fee is paid to the Executive Committee members who are not full-time employees of the Company. The $2,000 monthly fee is a temporary measure that will continue only so long as the Executive Committee's management oversight function continues. Members of the Compensation Committee, who are not full-time employees of the Company, are paid $1,000 per meeting attended. Members of the Executive Search Committee, who are not full-time employees of the Company, are paid $1,000 per meeting attended. Members of the Public Market Committee, who are not full-time employees of the Company, are paid $1,000 per meeting attended.

DIRECTOR STOCK PURCHASE PLAN

         Following the end of the 1999 fiscal year, the Board of Directors on December 16, 1999 adopted the 1999 Director Stock Purchase Plan (the "Stock Purchase Plan"). The purpose of the Stock Purchase Plan is to attract, motivate and retain directors who elect to participate in the Plan by offering them the opportunity to increase their ownership of Company shares and to strengthen the mutuality of interests between those direcrs and the Company's shareholders.

         The Stock Purchase Plan authorizes each person who was a director on the date the plan was adopted to purchase a number of shares equal to $10,000 divided by the book value per share of the Company's common stock as of October 31, 1999 ($21.03), rounded down to the nearest whole share. Based on the book value on that date, each director became entitled to purchase 475 shares. The purchase price per share equals the $21.03 book value per share as of October 31, 1999.

         Directors may purchase shares for a period of up to 90 days following the adoption of the Stock Purchase Plan.

         Each director who purchases shares under the Plan has a right to put the shares back to the Company for repurchase. The put right may be exercised beginning six months after the date the director delivers a subscription agreement and payment for the shares, and expiring on the tenth anniversary of the beginning date. The Company's ability to repurchase shares may be subject to certain limitations imposed under the Michigan Business Corporation Act. The purchase price per share to be paid for any repurchase will equal the book value per share as of the end of the Company's fiscal year most recently ended prior to the exercise of the put right.

EMPLOYMENT AGREEMENT WITH EXECUTIVE VICE PRESIDENT

         On September 2, 1994 the Company executed an employment agreement with William P. Lianos, effective as of July 1, 1994. Pursuant to the terms of the Employment Agreement, Mr. Lianos is to perform those duties and responsibilities assigned by the Board of Directors, which are to be commensurate with his status as Chief Operating Officer and Chief Financial Officer of the Company and its subsidiary, The McLaughlin Company. The Employment Agreement provides for an annual salary, payable in semi-monthly installments plus any increases in the annual rate of compensation which the Board may determine from time to time. In addition, the Board of Directors may, but is not required to, determine a bonus to be paid to Mr. Lianos pursuant to the Agreement for any fiscal year ending during the term of the Agreement.

         Mr. Lianos is also entitled to sole use of an automobile purchased or leased for him by the Company and to receive such fringe benefits, including participation in the profit sharing plan, medical benefits, term life insurance and the like, as he was receiving on the date of the Agreement so long as the Company maintains such plans for its executives.

         In the event of his disability, Mr. Lianos is entitled to receive his full salary unless the Board determines that such disability shall prevent him from rendering services necessary in the performance of his duties for a period of six consecutive months. In that event the Board may terminate his employment, upon ten days prior notice delivered after expiration of such six month period. Upon such termination, or upon his death, during the term of the Agreement, Mr. Lianos (or his estate) is entitled to receive his full salary through the last day of the month in which such death or termination occurs plus 75% of the salary called for under the Agreement during the remainder of the term of the Agreement, reduced by any disability benefits received by him from insurance carriers with respect to which insurance premiums were paid by the Company.

         Under its original term, the Agreement was to expire June 30, 1996. At the meeting of the Board of Directors on December 20, 1995, the Compensation Committee recommended and the Board of Directors approved an extension of the Employment Agreement through October 31, 1998, and an increase in the annual salary to $145,000, effective January 1, 1996. At the meeting of the Board of Directors on December 18, 1996, the Compensation Committee recommended and the Board of Directors approved an increase in the annual salary to $156,000, effective January 1, 1997. At the meeting of the Board of Directors on December 17, 1997, the Compensation Committee recommended and the Board of Directors approved an extension of the Employment Agreement through October 31, 2001, and an increase in the annual salary to $172,500 effective January 1, 1998. At the meeting of the Board of Directors on December 17, 1998, the Compensation Committee recommended and the Board of Directors approved an increase in the annual salary to $190,000 effective January 1, 1999. At the meeting of the Board of Directors on December 16, 1999, the Compensation Committee recommended and the Board of Directors approved an extension of the Employment Agreement through October 31, 2004, and an increase in the annual salary to $210,000 effective January 1, 2000. The Agreement may be terminated, prior to the expiration of its term, by the Company for cause as defined in the Agreement.

         On February 16, 2000, following the resignation of Mr. Stade as President of the Company, Mr. Lianos was elected as President and Treasurer of the Company.


                          COMPENSATION COMMITTEE REPORT

         The Compensation Committee of the Board of Directors for the fiscal year ending October 31, 1999 consisted of Messrs. Blank, Stevens and Knuppenburg. With respect to compensation awarded for that fiscal year, the Committee makes the following report:

         Mr. Stade's annual salary remained at $165,000.

         As mentioned above, the Board of Directors approved an additional extension to the employment agreement with William P. Lianos and increased his base salary, effective January 1, 2000, to $210,000. The Compensation Committee recommended this extension and increase in recognition of the Company's improved performance in the 1995, 1996, 1997, 1998 and 1999 fiscal years, Mr. Lianos' performance of his responsibilities and duties, and the scope of duties assigned to Mr. Lianos. The increase in Mr. Lianos' salary was approved prior to Mr. Stade's resignation as President of the Company and Mr. Lianos' subsequent election as President and Treasurer.

         An Incentive Compensation Plan for all exempt salaried employees including officers was in effect for the fiscal year ended October 31, 1999. The Board of Directors approved a new Incentive Compensation Plan for the fiscal year ending October 31, 2000. The new incentive plan provides for the creation of an incentive bonus pool equal to 20% of the Company's consolidated pretax profits in excess of $2,000,000. In calculating pretax profits, (1) bonuses paid under the incentive plan or any other bonuses for the fiscal year will not be included as expenses, and (2) gains from non-operational transactions (such as equipment sales or receipt of life insurance proceeds, for example) will not be included as profits. Originally, 40% of the bonus pool was reserved for payment to Mr. Lianos and Mr. Stade. Following Mr. Stade's resignation as President of the Company on February 16, 2000 and the election of Mr. Lianos as President and Treasurer and Kevin P. Sullivan as Vice President and General Sales Manager, the Incentive Compensation Plan was amended to remove Mr. Stade as a participant and to provide that 30% of the bonus pool is reserved for Mr. Lianos and 10% is reserved for Mr. Sullivan, except that payments to Mr. Lianos may not exceed 100% of his base salary and payments to Mr. Sullivan may not exceed 60% of his base salary. The remaining 60% of the bonus pool is to be paid to the Company's General Sales Manager, General Operations Manager, other Corporate Managers and other exempt salaried personnel as determined by the Company's Chief Operating Officer (Mr. Lianos) based on his determination of the relative contribution of such individuals to the pretax profits. The bonus paid to the General Operations Manager, General Sales Manager, Chief Engineer and/or Corporate Controller, may not exceed 50% of their respective base salaries, while bonuses to other Corporate Managers and other exempt salaried personnel may not exceed 25% and 15%, respectively, of their base salaries. The incentive bonus plan is effective only for the fiscal year ending October 31, 2000.

         It is the Compensation Committee's belief that the salaries for Mr. Stade and Mr. Lianos are reasonable for persons performing the functions performed by them for companies of the size and character of the Company. The Committee took cognizance of the Company's continuing improved financial performance in fiscal 1999 in establishing the compensation to be paid to the officers; however, the Committee did not establish or use any specific performance-based criteria, quantitative or qualitative, in determining the compensation to be paid any officers.


                                                     Charles E. Blank
                                                     Clark V. Stevens
                                                     Kermit L. Knuppenburg



             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         For its most recent fiscal year, the Company is not aware of the failure of any director, officer or beneficial owner of more than 10% of the Company's equity securities to file timely any report on Form 3, 4 or 5 required under Section 16(a) of the Securities Exchange Act of 1934, except that Kermit
L. Knuppenburg did not timely file a report on Form 4 or Form 5 to report his transfer of 200 shares of Common Stock which occurred in June, 1998.

                                PERFORMANCE GRAPH

         The SEC requires that the Company include in this Statement a line-graph presentation comparing cumulative, five-year shareholder returns on an indexed basis with the S&P 500 Stock Index and companies in the Company's peer group. For peer group purposes, the Company has compared such shareholder returns with Federal Screw Works.


         COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN



          MRC       FSW       S&P 500
1994      100       100           100
1995      160       117         124.7
1996      181       154         149.3
1997      201       304         193.6
1998      363       247         232.6
1999      404       238         288.5


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CERTAIN BUSINESS RELATIONSHIPS

         Clark V. Stevens, a director of the Company, is the President and owner of Clark V. Stevens, Professional Corporation, a law firm which provided services to the Company in the fiscal year ended October 31, 1999. In 1999, Clark V. Stevens, Professional Corporation, was paid fees for services by the Company in the amount of $19,370. The Company proposes to retain this firm during the current fiscal year.

         Kermit L. Knuppenburg, a director of the Company and brother-in-law of William B. Stade, performs commissioned sales representative services for the Company through Select Sales, Inc. Amounts paid by the Company for these services for the fiscal year ended October 31, 1999 were approximately $351,000.

         Frank C. Bellisario is President and Ronald M. Bellisario are principal shareholders of Soramatic Precision Machining (SPM) which performs certain secondary operations on fasteners manufactured by the Company and are paid an amount comparable to the fees a non-affiliated party would charge for like services. These fees amounted to $382,000 for fiscal year ending 1999.

                                   ACCOUNTANTS

         Plante & Moran, independent public accountants, audited the financial statements of the Company for the fiscal year ended October 31, 1999. Representatives of Plante & Moran are expected to be present at the Annual Meeting, will be afforded the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions by shareholders.

         The audit services provided by Plante & Moran relating to the fiscal year ended October 31, 1999, were examination of the Company's financial statements and pension plan, assistance and consultation in connection with filing Form 10-K and other reports with the Securities and Exchange Commission, and consultation in connection with various accounting matters.


                                  OTHER MATTERS

         At the date of this Proxy Statement, the Board of Directors is not aware of any matters to be presented for action at the meeting other than those described above. However, if any other matters should come before the meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment in such matters.

         If any security holder of the Company wishes to present a proposal for action at the annual meeting of the Company's shareholders to be held in April, 2001, such proposal shall be received at the Company's principal executive offices not later than November 17, 2000.

         A proposal to be presented at any meeting other than an annual meeting of shareholders should be received a reasonable time before the solicitation is made.

         To avoid uncertainty as to the date on which a proposal was received by the Board of Directors, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested.

                                             By Order of the Board of Directors



                                             CLARK V. STEVENS, Secretary

Warren, Michigan
March 17, 2000

MICHIGAN            PROXY           THIS PROXY IS SOLICITED ON
RIVET                           BEHALF OF THE BOARD OF DIRECTORS.
CORPORATION                 The undersigned herby constitutes and appoints
13201 STEPHENS ROAD         William B. Stade and William P. Lianos and each of
WARREN, MICHIGAN 48089      them, as Proxies, each with power to appoint his
                            substitute, and herby authorizes them to represent and to vote as designated below, by action of a majority present (or, if only one is present, then that one), all the shares of common stock of Michigan Rivet Corporation held of record by the undersigned on February 18, 2000 at the Annual
                            Meeting of Shareholders to be held at the offices of Michigan Rivet Corporation, 13201 Stephens Road,
                            Warren Michigan, 48089, on Friday April 28, 2000, at
                            11:00 a.m., Detroit Time, or at any adjournment thereof.


1. ELECTION OF      FOR ALL NOMINEES LISTED BELOW [ ]       WITHHOLD AUTHORITY [ ]
   DIRECTORS    (except as marked to the contrary below)  to vote for all nominees listed below

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, STRIKE A LINE THE NOMINEE'S NAME IN THE LIST BELOW)

   C. Stevens, W. Stade, C. Blank, W. Lianos, A. Livorine, K. Knuppenburg,
   A. Caputo, E. O'Loughlin and H. Burdett

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED SHAREHOLDER. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED ABOVE AND ANY SUBSTITUTE FOR ANY OF THEM.
                (Continued, and to be signed, on the other side)

     Receipt is hereby acknowledged of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated March 17, 2000 and the Annual Report of Michigan Rivet Corporation for the year ended October 31, 1999.




                                        Dated:                       ,2000
                                              ----------------------

                                        ----------------------------------
                                        Signature

                                        ----------------------------------
                                        Signature if held jointly

                                        Please sign exactly as name appears
                                        hereon.  If the stock is registered in
                                        the names of two or more persons, each
                                        should sign. Executors, administrators,
                                        trustees, guardians, attorneys and
                                        corporate officers should add their
                                        titles.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.